Exhibit 5.1

March 16, 2022

Akumin Inc.

8300 Sunrise Boulevard

Plantation, Florida

33322

Dear Sirs/Mesdames:

Re: Registration of 34,837,663 common shares of Akumin Inc.

We have acted as Canadian counsel to Akumin Inc., a corporation incorporated and existing under the laws of the Province of Ontario (the “Company”), in connection with the registration under the United States Securities Act of 1933 (the “Securities Act”), as amended, pursuant to the registration statement on Form F-3 (Registration No. 333-261815), as amended by a Post-Effective Amendment No. 1 to Form F-3 on Form S-3 (Registration No. 333-261815) (as amended, the “Registration Statement”), filed on or about the date hereof with the United States Securities and Exchange Commission (the “SEC”), of 34,837,663 common shares (the “Registration Shares”), consisting of (i) an aggregate of 17,723,570 common shares (the “Issued Shares”) registered for resale by the selling shareholders named in the Registration Statement, and (ii) an aggregate of 17,114,093 common shares (the “Warrant Shares”) registered for resale by the selling shareholders named in the Registration Statement underlying warrants (the “Warrants”) held by such selling shareholders.

For purposes of this opinion, we have examined (i) the Registration Statement, (ii) the Share Purchase Agreement dated June 25, 2021 between, among others, a selling shareholder and an affiliate of the Company, (iii) the Series A Notes and Common Share Purchase Agreement dated June 25, 2021 among the Company, an affiliate of the Company and a selling shareholder, and (iv) the form of warrant certificate representing the Warrants (the “Warrant Certificate”). For the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”):

a)	the certificate of incorporation of the Company;

b)	the articles and by-laws of the Company;

c)	certain resolutions of the Company’s directors and shareholders; and

d)	a certificate of an officer of the Company with respect to certain factual matters (the “Officer’s Certificate”).

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

In examining all documents and in providing our opinion we have assumed that:

a)	all individuals had the requisite legal capacity;

b)	all signatures are genuine;

c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

d)	all facts set forth in the official public records, certificates and document supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and

e)

all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of Company including, without limitation, the Officer’s Certificate, are complete, true and accurate.

We are qualified to carry on the practice of law in the province of Ontario and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the province of Ontario and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Where our opinion expressed herein refers to the Registration Shares being issued as “fully-paid and non-assessable” common shares of the Company, such opinion assumes that all required consideration (in whatever form) has or will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (i) the Issued Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company, and (ii) upon the exercise of the Warrants in accordance with the terms of the Warrant Certificate, including the receipt of the exercise price therefor, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company.

This opinion is rendered solely in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Company, the Registration Statement or the Registration Shares. This opinion may not be used or relied upon by you for any other purpose or used or relied upon by any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the SEC. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP